STATEMENT OF DESIGNATION ESTABLISHING
SERIES G PREFERRED STOCK OF POSITRON CORPORATION

To the Secretary of State of the State of Texas:

Pursuant to the provisions of Article 2.13 of the Texas Business Corporation Act, the undersigned corporation submits the following statement for the purpose of establishing and designating a series of shares and determining and fixing the relative rights and preferences thereof:

A. The name of the corporation is Positron Corporation (the "Company").

B. The following resolution, establishing and designating a series of shares and determining and filing the relative rights and preferences thereof, was duly adopted by the Board of Directors of the Company as of April 4, 2006.

RESOLVED, that, pursuant to the authority vested in the Board of Directors of the Company by its Articles of Incorporation, as amended, there hereby is created, out of the 10,000,000 shares of preferred stock authorized in Article Four of its Articles of Incorporation, as amended, a series of 3,000,000 shares of Preferred Stock, par value $1.00 per share, designated Series G Preferred Stock of the Company (the "Series G Preferred Stock"); and the designation, amount and stated value of such series of Preferred Stock and the voting powers/preferences, and relative, participating, optional and other special rights of the shares of such Series, and the qualifications, limitations or restrictions thereon, are set forth as follows:

1. Certain Definitions. Unless the context otherwise requires, the terms defined in this Section 1 shall have the meanings herein specified.

"Closing Price" of any Common Stock on any day shall mean the last reported sale price on such day in the case of The NASDAQ Stock Market, or, if the Common Stock is not quoted or admitted to trading on such quotation system, the closing sale price in the over-the-counter market on the day in question.

"Indebtedness" shall mean, (i) all obligations for borrowed money or with respect to deposits or advances of any kind, (ii) all obligations evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations upon which interest charges are customarily paid, (iv) all obligations under conditional sale or other title retention agreements relating to property acquired by the Company, (v) all obligations in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property owned or acquired by the Company, whether or not the Indebtedness secured thereby has been assumed, (vii) all guarantees of Indebtedness of others, (viii) all capital lease obligations, (ix) all obligations, contingent or otherwise, in respect of letters of credit and letters of guaranty and (x) all obligations, contingent or otherwise, in respect of bankers' acceptances.

"Operating Cash Flow" shall mean the sum of net income, depreciation, change in accruals and change in accounts payable, minus change in accounts receivable, minus change in inventories.

"Original Issue Price" shall mean $5.00 per share of Series G Preferred Stock (as appropriately adjusted for stock splits, stock dividends, combinations, recapitalizations and the like with respect to the Series G Preferred Stock).

"Trading Day" shall mean a day on which securities traded on the national securities exchange or quotation system or in the over-the-counter market used to determine the closing price.

2. Designation and Number of Shares. The designation of said series of preferred stock authorized by this resolution shall be "Series G Preferred Stock" (the "Series G Preferred Stock") which shall consist of a maximum of 3,000,000 shares of such Series G Preferred Stock, $1.00 par value per share, which shall have the preferences, rights, qualifications, limitations, and restrictions set forth below.

3. Rank. All shares of the Series G Preferred Stock shall rank prior, both as to payment of dividends and as to distributions of assets upon liquidation or winding up of the Company, whether voluntary or involuntary, to all of the Company's now or hereafter issued common stock, par value $.01 per share (the "Common Stock"), and to all of the Company's hereafter issued capital stock ranking junior to the Series G Preferred Stock, other than the Company's Series A Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock"), Series C Preferred Stock, par value $1.00 per share (the "Series C Preferred Stock"), Series D Preferred Stock, par value $1.00 per share (the "Series D Preferred Stock"), Series E Preferred Stock, par value $1.00 per share (the "Series E Preferred Stock"), and Series F Preferred Stock, par value $1.00 per share (the "Series F Preferred Stock"), both as to payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, when and if issued (the Common Stock and any other capital stock, other than the Series A Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, and Series F Preferred Stock being herein referred to as "Junior Stock"). The Series G Preferred Stock shall be junior both as to payment of dividends and as to distributions of assets upon liquidation or winding up of the Company, whether voluntary or involuntary, to the Series A Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock, Series E Preferred Stock, and Series F Preferred Stock .

4. Dividends.

(a) The holders of shares of Series G Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Company, cumulative dividends out of funds legally available therefor, at the annual rate of $0.40 per annum on each outstanding share of Series G Preferred Stock (as appropriately adjusted for stock splits, stock dividends, combinations, recapitalizations and the like with respect to the Series G Preferred Stock) (the "Annual Dividend Rate"). Such dividends shall cumulate from the date issued and be paid when, as and if declared, annually on November 1st of each year commencing on November 1, 2006 (each of such dates being a "Series G Dividend Payment Date" and each period between such dates or the date of issue, if earlier, being a "Series G Dividend Period") to the shareholders of record of Series G Preferred Stock on the respective date, not exceeding 15 days preceding such Series G Dividend Payment Date, as shall be fixed for this purpose by the Board of Directors of the Company in advance of payment of each particular dividend. Dividend payments made with respect to shares of Series G Preferred Stock shall be made in cash, fully paid and nonassessable shares of Common Stock, or a contribution thereof, at the Company's discretion. For purposes of determining the number of shares of Common Stock issuable in connection with a Series G Dividend Period, the value of each share of Common Stock shall be equal to the average closing price for such stock over the 30 day period preceding the Series G Dividend Payment Date, as quoted on The NASDAQ Stock Market and reported in the Wall Street Journal, or so long as the Common Stock is traded on the over-the-counter market, as reported by such system (the "Dividend Share Price") The amount of dividends payable for the initial dividend period and any period shorter than 1 year Series G Dividend Period shall be computed on the basis of a 360-day year of twelve 30-day months.

(b) All dividends paid in shares of Common Stock pursuant to subparagraph (a) shall be paid pro rata to the holders entitled thereto. Notwithstanding Section 4(a) above, in lieu of issuing fractional shares of Common Stock in connection with payment of a dividend for a Series G Dividend Period, any portion of such dividend which would otherwise result in distribution of a fractional share of Common Stock shall be paid in cash in an amount equal to the product of such fraction and the Dividend Share Price. All shares of Common Stock which may be issued as a dividend with respect to the Series G Preferred Stock will thereupon be duly authorized, validly issued, fully paid and nonassessable.

(c) Holders of Series G Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends. No interest or sum of money in lieu of interest shall be payable in respect of any accumulated unpaid dividends.

(d) No dividends or other distributions shall be declared, paid or set apart for payment on shares of Junior Stock or any other capital stock of the Company ranking junior as to dividends to the Series G Preferred Stock (the Junior Stock and any such other class or series of the Company's capital stock, other than the Series A Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, and Series F Preferred Stock being herein referred to as "Junior Dividend Stock"), unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for such payment on the Series G Preferred Stock for all dividend payment periods ending on or before the payment date of such dividends on Junior Dividend Stock.

(e) No payment on account of the purchase, redemption, retirement or other acquisition of shares of Junior Dividend Stock or any other class or series of the Company's capital stock ranking junior to the Series G Preferred Stock as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (the Junior Stock and any other class or series of the Company's capital stock ranking junior to the Series G Preferred Stock as to such distributions other than the Series A Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, and Series F Preferred Stock being herein referred to as "Junior Liquidation Stock") shall be made for any period unless and until all accrued and unpaid dividends on the Series G Preferred Stock for all dividend payment periods ending on or before such payment for such Junior Dividend Stock or Junior Liquidation Stock (as hereinafter defined) shall have been paid or declared and set apart for payment.

(f) No dividends or other distributions shall be declared, paid or set apart for payment on shares of any class or series of the Company's capital stock hereafter issued ranking, as to dividends, on a parity with the Series G Preferred Stock (any such class or series of the Company's capital stock being herein referred to as "Parity Dividend Stock") for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for such payment on the Series G Preferred Stock for all dividend payment periods ending on or before the payment date of such dividends on Parity Dividend Stock. No dividends may be paid on Parity Dividend Stock except on dates on which dividends are paid on the Series G Preferred Stock. All dividends paid or declared and set apart for payment on the Series G Preferred Stock and the Parity Dividend Stock shall be paid or declared and set apart for payment pro rata so that the amount of dividends paid or declared and set apart for payment per share on the Series G Preferred Stock and the Parity Dividend Stock on any date shall in all cases bear to each other the same ratio that accrued and unpaid dividends to the date of payment on the Series G Preferred Stock and the Parity Dividend Stock bear to each other.

(g) No payment on account of the purchase, redemption, retirement or other acquisition of shares of Parity Dividend Stock or any class or series of the Company's capital stock ranking on a parity with the Series G Preferred Stock as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (any such class or series of the Company's capital stock being herein referred to as "Parity Liquidation Stock") shall be made, and, other than dividends to the extent permitted by the preceding paragraph, no distributions shall be declared, paid or set apart for payment on shares of Parity Dividend Stock or Parity Liquidation Stock, unless and until all accrued and unpaid dividends on the Series G Preferred Stock for all dividend payment periods ending on or before such payment for, or the payment date of such distributions on, such Parity Dividend Stock or Parity, Liquidation Stock shall have been paid or declared and set apart for payment; provided, however, that the restrictions set forth in this sentence shall not apply to the purchase or other acquisition of Parity Dividend Stock or Parity Liquidation Stock either (A) pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Company or any subsidiary of the Company hereafter adopted or (B) in exchange solely for Junior Stock.

(h) Any reference to "distribution" contained in this Section 4 shall not be deemed to include any distribution made in connection with any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

5. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any payment or distribution of the assets of the Company shall be made to or set apart for the holders of Parity Liquidation Stock, the holders of Series A Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, and then Series F Preferred Stock (in that order) shall be paid all amounts that such holders are entitled with respect to the liquidation and dissolution of the Company. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any payments or distribution of the assets of the Company shall be made to or set apart for the holders of Junior Stock, the holders of the Series G Preferred Stock shall be entitled to receive in immediately available funds the sum of $5.00 per share (as appropriately adjusted for stock splits, stock dividends, combinations, recapitalizations and the like with respect to the Series G Preferred Stock), plus all dividends (whether or not authorized) accumulated and unpaid without interest thereon to the date of final distribution to such holders (the "Liquidation Preference"); but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the Series G Preferred Stock shall be insufficient to pay in full the Liquidation Preference and liquidating payments on any other shares of any class or series of Parity Liquidation Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Series G Preferred Stock and any such other Parity Liquidation Stock ratably in accordance with the respective amounts that would be payable on such shares of Series G Preferred Stock and any such other shares of Parity Liquidation Stock if all amounts payable thereon were paid in full.

(b) Subject to the rights of the holders of shares of Parity Liquidation Stock, after payment shall have been made in full to the holders of the Series G Preferred Stock, as provided in this Section 5, any other series or class or classes of Junior Stock shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series G Preferred Stock shall not be entitled to share therein.

(c) For purposes of this Section 5, neither the voluntary sale, lease, conveyance, exchange, or transfer (for cash, shares of stock, securities, or other consideration) of all or substantially all of the property or assets of the Company, nor the consolidation or merger of the Company with or into one or more other corporations, shall be deemed to be a liquidation, dissolution, or winding up of the affairs of the Company, unless such voluntary sale, lease, conveyance, exchange, or transfer shall be in connection with a plan of liquidation, dissolution, or winding up of the affairs of the Company.

6. Conversion.

(a) Optional Conversion. After the initial issuance of the Series G Preferred Stock each share of Series G Preferred Stock shall be convertible at the option of the holder thereof, at any time prior to the close of business on the fifth business day prior to the date fixed for redemption of such shares as herein provided, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion for the Common Stock and then multiplying such quotient by each share of Series G Preferred Stock to be converted. For purposes of this resolution, the "Conversion Price" applicable per share of Common Stock shall initially be equal to $0.05 and shall be adjusted from time to time in accordance with the provisions of this Section 6. The number of shares of Common Stock into which each share of Series G Preferred Stock may be converted is hereinafter referred to as the "Conversion Rate."

(b) Automatic Conversion. Each share of Series G Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate, upon such date where the Company's Common Stock has traded at a price of $0.20 (subject to appropriate adjustment for stock splits, stock dividends, combinations, recapitalizations and the like) or greater per share for 20 consecutive trading days, on the basis of closing prices of the Common Stock quoted on The NASDAQ Stock Market and reported in the Wall Street Journal, or so long as the Common Stock is traded on the over-the-counter market, as reported by such system. As used herein, the term "trading day" shall mean a day on which national stock exchanges and The NASDAQ Stock Market are open for trading of securities.

(c) Conversion Procedures. Any holder of shares of Series G Preferred Stock converting such shares into Common Stock shall surrender the certificate or certificates evidencing such shares of Series G Preferred Stock at the office of the transfer agent for the Series G Preferred Stock, which certificate or certificates, if the Company shall so require, shall be duly endorsed to the Company or in blank, or accompanied by proper instruments of transfer to the Company or in blank, accompanied by irrevocable written notice to the Company that the holder elects so to convert such shares of Series G Preferred Stock and specifying the name or names (with address or addresses) in which a certificate or certificates evidencing shares of Common Stock are to be issued; provided, that in the event of an automatic conversion pursuant to Section 6(b) hereof, the outstanding shares of Series G Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, further, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless either the certificates evidencing such shares of Series G Preferred Stock are delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement and provides, if requested by the Company, a bond satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

Subject to Section 6(d) hereof, no payments or adjustments in respect of accumulated and unpaid dividends on shares of Series G Preferred Stock surrendered for conversion or on account of any dividend on the Common Stock issued upon conversion shall be made upon the conversion of any shares of Series G Preferred Stock; provided, however, that to the extent the Board of Directors of the Company have declared prior to the date of conversion payment of any accumulated and unpaid dividends on shares of Series G Preferred Stock a holder of Series G Preferred Stock shall retain the right to receive such declared dividends notwithstanding the conversion of any shares of Series G Preferred Stock.

The Company shall, as soon as practicable after such deposit of certificates evidencing share of Series G Preferred Stock accompanied by the written notice and compliance with any other conditions herein contained, deliver at such office of such transfer agent to the person for whose account such shares of Series G Preferred Stock were so surrendered, or to the nominee or nominees of such person, certificates evidencing the number of full shares of Common Stock to which such person shall be entitled as aforesaid, together with a cash adjustment in respect of any fraction of a share of Common Stock as provided in Section 6(e). Such conversion shall be deemed to have been made as of the date of such notice, compliance and surrender of the shares of Series G Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock deliverable upon conversion of such Series G Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

(d) Adjustment of Conversion Price. The conversion price at which a share of Series G Preferred Stock is convertible into Common Stock shall be subject to adjustment from time to time as follows:

(i) Stock Dividends, Subdivisions, Reclassifications or Combinations. If this Corporation shall after the date of the filing of this Statement of Designation:

(1) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock,

(2) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or

(3) combine or reclassify the outstanding Common Stock into a smaller number of shares,

the conversion price at which a share of Series G Preferred Stock is convertible into Common Stock in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series G Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock that such holder would have owned or been entitled to receive had such shares been converted immediately prior to such date. For example, (i) in the event the outstanding shares of Common Stock shall be subdivided (by stock split, or otherwise) into a greater number of shares of Common Stock, the Conversion Price for the Series G Preferred Stock then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased, and (ii) in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price for the Series G Preferred Stock then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased. Successive adjustments in the conversion price for the Series G Preferred Stock shall be made whenever any events specified above shall occur.

(ii) Adjustment for Recapitalization, Reclassification or Substitution. If Common Stock issuable upon the conversion of shares of the outstanding Series G Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend otherwise provided for in this Section 6(d)), then and in such event each holder of shares of Preferred Stock shall have the right thereafter, upon conversion, to receive the kind and amount of stock and other securities and property receivable upon such reorganization or other change in an amount equal to the amount that such holder would have been entitled to had it immediately prior to such recapitalization, reclassification or other change converted such shares, but only to the extent such shares are actually converted, all subject to further adjustments provided herein. As a part of such recapitalization, reclassification or substitution, provision shall be made by the Company so that such holder shall thereafter be entitled to receive such stock, securities and property.

(iii) Certificate of Adjustment. In any case of an adjustment or readjustment of the conversion price for the Series G Preferred Stock or the number of shares of Common Stock or other securities issuable upon conversion, the Company shall promptly compute such adjustment or readjustment in accordance with the provisions hereof and its chief financial officer shall prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to the holder at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of:

(1) such adjustments and readjustments,

(2) the conversion price for the Series G Preferred Stock then in effect, and

(3) the type and amount, if any, of other property which at the time would be received upon conversion of such shares.

(e) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the outstanding Series G Preferred Stock. If more than one share of Series G Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered. Any portion of the outstanding Series G Preferred Stock surrendered for conversion which would otherwise result in a fractional share of Common Stock shall be redeemed for cash in an amount equal to the product of such fraction multiplied the market price per share of Common Stock (as determined by the Board of Directors or in any manner prescribed by the Board of Directors, which, so long as the Common Stock is quoted on The NASDAQ Stock Market, shall be the closing price for such stock (or the average of the reported closing bid and asked prices, if no sales were reported that day) as quoted on such exchange or system on the date of determination, as reported in the Wall Street Journal, or so long as the Common Stock is traded on the over-the-counter market, shall be the closing sale price as reported by such system at the close of business on the day of conversion (or the average of the reported closing bid and asked prices, if no sales were reported that day)).

(f) Reservation of Shares; Etc. The Company shall at all times reserve and keep available, free from preemptive rights out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Series G Preferred Stock, such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Series G Preferred Stock from time to time outstanding. If at any relevant time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding shares of Series G Preferred Stock, the Company will use its reasonable efforts to forthwith take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock for issuance on conversion of such Series G Preferred Stock to such number of shares as shall be sufficient for such purposes. In the event the Company does not have, after taking into account all shares reserved for outstanding warrants, options other securities convertible into Common Stock, sufficient authorized but unissued shares of Common Stock, to allow for conversion of some or all of its shares of Series G Preferred Stock, the holders of such shares of Series G Preferred Stock shall not be entitled to convert such shares to Common Stock until such time as the Company has sufficient authorized but unissued shares of Common Stock to allow for conversion.

(g) Prior Notice of Certain Events. In case:

(i) the Company shall (1) declare any dividend (or any other distribution) on its Common Stock, other than (A) a dividend payable in shares of Common Stock or (B) a dividend payable in cash out of its retained earnings other than any special or nonrecurring or other extraordinary dividend or (2) declare or authorize a redemption or repurchase of the then-outstanding shares of Common Stock; or

(ii) the Company shall authorize the granting to all holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or series or of any other rights, or warrants; or

(iii) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value; or from no par value to par value), or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company shall be required, or of the sale or transfer of all or substantially all of the assets of the Company or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

(iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Company;

then the Company shall cause to be mailed to the holders of record of the Series G Preferred Stock, at their last addresses as they shall appear upon the stock transfer books of the Company, at least fifteen days prior to the later of the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record (if any) is to be taken for the purpose of such dividend, distribution, redemption, repurchase, rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

7. Redemption.

(a) Optional Redemption. The shares of Series G Preferred Stock may be redeemed at the option of the Company, to the extent it has funds legally available for such redemption, at any time, in whole or in part at a redemption price per share, payable in cash, equal to $5.00 (as appropriately adjusted for stock splits, stock dividends, combinations, recapitalizations and the like with respect to the Series G Preferred Stock) plus an amount equal to all accumulated and unpaid cash dividends thereon to the date of such redemption (the "Redemption Price"), whether or not declared.

In the case of redemption of less than all of the then outstanding shares of Series G Preferred Stock, the Company shall effect such redemption pro rata. Notwithstanding the foregoing, the Company shall not redeem less than all of the shares of the Series G Preferred Stock at any time outstanding until all dividends accumulated and in arrears upon all shares of Series G Preferred Stock then outstanding for all dividend periods ending prior to the date of redemption been paid.

(b) Redemption Procedure. With respect to any redemption of shares of Series G Preferred Stock provided for in this Section 7, a notice of redemption of shares of Series G Preferred Stock (the "Redemption Notice") shall be given by first-class mail, postage prepaid, mailed at least 30 calendar days prior to the specified redemption date to each holder of the shares of Series G Preferred Stock to be redeemed, at such holder's address as the same appears on the register of the Company for the Series G Preferred Stock. Each Redemption Notice shall state and include (i) the Redemption Date, (ii) a statement either (A) that all of the holder's shares of Series G Preferred Stock are being redeemed or (B) the number of such shares to be redeemed from the holder (which number will be calculated based on the holder's pro rata ownership percentage of then outstanding shares of Series G Preferred Stock), (iii) the Redemption Price per share, and (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price.

(c) Any Redemption Notice that is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder of the shares of Series G Preferred Stock receives such notice; and failure to give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series G Preferred Stock.

(d) On or after the Redemption Date as stated in the Redemption Notice, the holders of shares of Series G Preferred Stock which have been called for redemption shall surrender certificates representing such shares to the Company at its principal place of business or as otherwise stated in the Redemption Notice, and thereupon the redemption price of such shares shall be paid by the Company in the manner specified in the Redemption Notice to the person whose name appears on such certificate or certificates as the owner thereof. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. In lieu of issuing any fractional interest in a share of Series G Preferred Stock that would otherwise be deliverable upon the redemption of less than all shares of Series G Preferred Stock, the Company shall pay to the holder of such share an amount in cash based upon the Redemption Price plus accumulated dividends.

(e) Notice having been given as aforesaid, if, on the date fixed for redemption, funds necessary for the redemption shall be available therefor and shall have been deposited with a bank or trust company with irrevocable instructions and authority to pay the Redemption Price to the holders of the Series G Preferred Stock, then, notwithstanding that the certificates representing any shares so called for redemption shall not have been surrendered, dividends with respect to the shares so called shall cease to accumulate after the date fixed for redemption, such shares shall no longer be deemed outstanding, the holders thereof shall cease to be stockholders of the Company, and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefor) shall terminate. If funds legally available for such purpose are not sufficient for redemption of the Series G Preferred Stock which were to be redeemed, then Section 8 shall apply and the certificates representing shares not redeemed pursuant to Section 8 shall be deemed not to be surrendered, such shares shall remain outstanding, the right of the holder to receive payment of the Redemption Price for such shares shall terminate, and the right of holders of Series G Preferred Stock thereafter shall continue to be only those of a holder of shares of the Series G Preferred Stock.

8. Partial Payments. Upon an optional redemption by the Company, if at any time the Company does not pay amounts sufficient to redeem all shares of Series G Preferred Stock, then such funds which are paid shall be applied to redeem such shares of Series G Preferred Stock pro rata.

9. Shares to Be Retired. All shares of Series G Preferred Stock which shall have been issued and reacquired in any manner by the Company shall be restored to the status of authorized but unissued shares of preferred stock of the Company, without designation as to class or series.

10. Voting Rights.

(a) Subject to Section 10(b) below, the shares of Series G Preferred Stock shall not entitle the holder thereof to voting rights. The shares of Common Stock issuable upon conversion of the Series G Preferred Stock shall entitle the holder thereof to all voting rights provided to the Common Stock generally as a class under the Company's articles of incorporation or by law.

(b) Notwithstanding the foregoing, so long as any shares of Series G Preferred Stock are outstanding, the affirmative vote of at least a majority of the votes entitled to be cast by the holders of the Series G Preferred Stock (each such share being entitled to one vote), voting separately as a class, at the time outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose shall be necessary for effecting or validating:

(i) Any amendment, alteration or repeal of any of the provisions of the articles of incorporation or bylaws of the Company or this Statement of Designation that adversely affects the voting powers (as limited herein to those provided by Section 10(b)(i)-(iii)), rights or preferences of the holders of the Series G Preferred Stock; provided, however, that the amendment of the provisions of the articles of incorporation of the Company so as to authorize or create or to increase the authorized amount of any Parity Stock or any Junior Stock, (a) shall not be deemed to adversely affect the voting powers, rights or preferences of the holders of Series G Preferred Stock and (b) shall not in any case require a separate vote of the holders of Series G Preferred Stock; or

(ii) A share exchange that affects the Series G Preferred Stock, a consolidation with or merger of the Corporation into another entity, or a consolidation with or merger of another entity into the Corporation, or the voluntary sale, lease, conveyance, exchange, or transfer (for cash, shares of stock, securities, or other consideration) of all or substantially all of the property or assets of the Company; or

(iii) The authorization or creation of any shares of any class of any security convertible into shares of any class ranking prior to or on parity with the Series G Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Company or in the payment of dividends;

provided, however, that no such vote of the holders of Series G Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such shares or convertible security is to be made, as the case may be, provision is made for the redemption of all shares of Series G Preferred Stock at the time outstanding in accordance with the terms hereof.

FURTHER RESOLVED, that the form, terms and provisions of the Statement of Designation Establishing the Series G Preferred Stock of Positron Corporation, in the form reviewed by the directors together with such changes therein as may be approved by the Chairman, President, or any Vice President executing and filing with the Secretary of State of the State of Texas such Designation, such approval to be conclusively evidenced by the execution thereof by such officer, be and the same hereby is in all respects approved and adopted, and the Chairman, President or any Vice President of this Company be, and each of them acting individually, is hereby authorized to execute and file with the Secretary of State of the State of Texas, in the name and on behalf of this Company, such Statement of Designation;

POSITRON CORPORATION

Dated: April 6, 2006	By:	/s/ Patrick G. Rooney
Patrick G. Rooney
Chairman of the Board